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                                                                    EXHIBIT 2.6


                               ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made March 29, 1995, by and between FOOD FACTS, INC. ("Food Facts"), a Louisiana corporation, SAMUEL G. HODGES, CLAUDIA HODGES, and WILLIAM WESLEY HODGES, the sole stockholders of Food Facts (collectively referred to as "Seller"), and U. S. RESTAURANT PROPERTIES OPERATING L. P. ("Buyer"), a Delaware limited partnership.

                                EXPLANATORY STATEMENT

    Seller is engaged in the operation of three (3) Burger King restaurants (the "Business") doing business in El Dorado (the "El Dorado location"), Camden (the "Camden location"), and Magnolia (the "Magnolia location"), Arkansas, hereinafter sometimes referred to as the "Business".

    Samuel G. Hodges and William Wesley Hodges hold a franchise agreement from Burger King authorizing them to operate a Burger King Restaurant at the El Dorado location. Some of the personal property used as operating assets of the El Dorado location are owned by Samuel G. Hodges, who has leased them to Food Facts. The remainder of the personal property used as operating assets of the El Dorado location are owned by Food Facts. The building at the El Dorado location was originally leased by Samuel G. Hodges and William W. Hodges from Burger King Operating Limited Partnership. U. S. Restaurant Properties Operating L. P. has acquired from Burger King Operating Limited Partnership all of its rights under the lease agreement of the El Dorado location. Samuel G. Hodges and William W. Hodges have subleased the building at the El Dorado location to Food Facts. The parties desire to effect the sale to Buyer of certain of the assets of Seller used in connection with operating the El Dorado location, and for the Buyer and Seller to terminate the lease of the building at the El Dorado location so that Buyer can operate the business at the El Dorado location it owns.

    Samuel G. Hodges and William Wesley Hodges hold a franchise agreement from Burger King authorizing them to operate a Burger King Restaurant at the Camden location. The land, building and some of the personal property used as operating assets of the Camden location are owned by Samuel G. Hodges, who has leased them to Food Facts. The remainder of the personal property used as operating assets of the Camden location are owned by Food Facts. The parties desire to effect the sale to Buyer of certain of the assets of Seller used in connection with operating the Camden location, and for the Buyer to purchase the land and the building at the Camden location from Samuel G. Hodges, in accordance with this Agreement.

    Samuel G. Hodges and William Wesley Hodges hold a franchise agreement from Burger King authorizing them to operate a Burger King Restaurant at the Magnolia location. The land upon which the Magnolia location sits is leased by S. Gray Hodges and William Wesley Hodges from J. D. Ashley

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and Larry C. Wallace d/b/a University Plaza Shopping Center.  S. Gray Hodges
and William Wesley Hodges constructed the building for the Magnolia location on this leased land, and in turn leased the land and building to Food Facts. Some of the personal property used as operating assets of the Magnolia location are owned by Samuel G. Hodges, who has leased them to Food Facts. The remainder of the personal property used as operating assets of the Magnolia location are owned by Food Facts. The parties desire to effect the sale to Buyer of certain of the assets of Seller used in connection with operating the Magnolia location, and for the Buyer to purchase the building at the Magnolia location from S. Gray Hodges and William Wesley Hodges, and for the Buyer to enter into a lease of the Magnolia location directly with J.
D. Ashley and Larry C. Wallace d/b/a University Plaza Shopping Center.

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

    On the Closing, and upon the terms and subject to the conditions contained herein, Seller shall sell, assign, transfer and deliver to the Buyer, and Buyer shall purchase, accept and acquire from Seller by appropriate bills of sale, assignments and other instruments acceptable to Buyer, the assets owned by Seller related to the Business of the El Dorado, Camden and Magnolia locations more specifically described below:

    1.1 INVENTORY. All of Seller's inventory ("Inventory") on hand at the date of the Closing.

    1.2 FURNITURE, FIXTURES AND EQUIPMENT. All of the items of furniture, fixtures and equipment and used in connection with the Business, which are listed and described on Schedule 1.2 attached to this Agreement together with such non-material additions and deletions as shall occur in the ordinary course of business.

    1.3 DECOR. All of the Items of Seating and Decor used in connection with the Business, which are listed and described on Schedule 1.3 attached to this Agreement together with such non-material additions and deletions as shall occur in the ordinary course of business.

    1.4 SIGN. Each of the Seller's signs used in connection with the Business which are listed and described on Schedule 1.4.

    1.5 CASH REGISTER. All of the Seller's cash registers used in connection with the Business which are listed and described on Schedule 1.5.

    1.6 PLAYGROUNDS. All of the Seller's playground equipment at the Camden and Magnolia locations which are listed and described on Schedule 1.6.

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    1.7  FRANCHISE AGREEMENT.  All of Seller's interest in any Franchise
Agreement with Burger King for the El Dorado, Camden, and Magnolia locations.

    1.8. LEASES AND SUBLEASES. All interests of Samuel G. Hodges, William Wesley Hodges and Food Facts in leases and subleases of personal property with respect to the El Dorado, Camden, and Magnolia locations, and all interests of Samuel G. Hodges, William Wesley Hodges and Food Facts in real property leases and subleases in the El Dorado, Camden and Magnolia locations.

    1.9. CAMDEN REAL ESTATE. Good and indefeasible title in fee simple to the land in __________ County, Arkansas, described in Exhibit 7 (the "Camden Land"), together with all rights and interests thereto, including Seller's right, title and interest in and to all (i) adjacent streets, alleys, rights-of-way and any adjacent strips or gores of real estate; and (ii) buildings, structures and other improvements located on the Land (the "Camden Improvements"). The Camden Land and Camden Improvements shall also include, without limitation all additions and improvements to the real property not otherwise specifically included in the Business Assets described in Article 1.1 hereof, including, without limitation, fixtures, fittings, apparatus and other items of tangible personal property and replacements thereof, if any, affixed or attached to or used in connection with the operation, maintenance, or management of the Camden location.

    1.10.  MAGNOLIA REAL ESTATE.  All of Seller's interest in the Lease between
S. Gray Hodges and William Wesley Hodges from J. D. Ashley and Larry C. Wallace d/b/a University Plaza Shopping Center (the "Magnolia Lease") and fee simple title to the buildings, structures and any other improvements located on the Magnolia Lease described in Exhibit 6 (the "Magnolia Improvements"). The Magnolia Lease and Improvements shall also include without limitation all additions and improvements to the real property not otherwise specifically included in the Business Assets described in Article 1.1 hereof, including, without limitation, fixtures, fittings, apparatus and other items of tangible personal property and replacements thereof, if any, affixed or attached to or used in connection with the operation, maintenance, or management of the Magnolia location.

    1.11 GOODWILL. All of the Seller's Goodwill associated with the El Dorado, Camden, and Magnolia locations, including tradenames, trademarks and any other items of intangible property used in the Business.

All of the assets described in Paragraph 1.1 through 1.11 are collectively referred to as the "Purchased Assets".

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                                   ARTICLE II

                                EXCLUDED ASSETS

    This sale excludes all assets owned by Seller except those specifically described in Article I.

                                  ARTICLE III

                            EXCLUSION OF LIABILITIES

    Except as specifically set forth on Schedule 3, the Purchased Assets are not subject to any liability for money owed or any other claim, demand or offset.

                                   ARTICLE IV

                                 PURCHASE PRICE

    4.1  DETERMINATION OF PURCHASE PRICE.  The purchase price ("Purchase
Price") for the Purchased Assets shall be $2,000,000.00, plus the value of the saleable inventory on the date of closing, and subject to adjustment pursuant to
Article X.

    4.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets and among the various Sellers as set forth in
Schedule 4.2. Buyer shall have no responsibility for the allocation of the Purchase Price among the Sellers or the payment of the Purchase Price to any of the Sellers, and each Seller hereby waives any right or claim against the Buyer with respect thereto.

    4.3 PAYMENT OF THE PURCHASE PRICE. At Closing, the entire Purchase Price shall be paid by Buyer to Seller in cash or by certified or bank cashier's check immediately convertible into cash upon presentation to a bank reasonably acceptable to Seller, or by wire transfer of such funds in accordance with Seller's written instructions to Buyer.

                                  ARTICLE V

                   RIGHT OF ENTRY, INSPECTION, TERMINATION

    5.1 INSPECTION PERIOD. From the date hereof to the Closing Date (as hereafter defined), Seller shall afford Buyer and its representatives a continuing right to inspect, at reasonable hours, the Purchased Assets, and all other documents or data pertaining to the Purchased Assets. During such period, Seller shall provide Buyer with financial statements from the operation of the Business. Buyer shall indemnify and hold Seller harmless from and against any loss, claim or liability arising or resulting

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from the inspections made by Buyer.  If for any reason Buyer is not satisfied with the physical condition of the Purchased Assets or any matter in the information provided to Buyer concerning the Purchased Assets, Buyer may terminate this Agreement in accordance with Article 5.5 by delivering written notice to Seller prior to 5:00 p.m. on the date that is forty-five (45) days after the date of execution of this Agreement (such period, the "Inspection Period").

    5.2 EARNEST MONEY. Within three business days of the date both Buyer and Seller execute and deliver this Agreement, Buyer shall deliver to Lawyer's Title Insurance Company, Attn: David McCallum (the "Title Insurer") $50.00 (the "Non-Refundable Earnest Money") in consideration for this Agreement and the Inspection Period. The Title Insurer shall immediately deliver the Non-Refundable Earnest Money to Seller and the Non-Refundable Earnest Money shall be retained by Seller in all events. In addition, Buyer shall deposit an additional $60,000.00 with the Title Insurer and $40,000.00 with the Seller for a total amount of $100,000.00, which shall constitute the earnest money ("Earnest Money"). Provided, however, that the $40,000.00 Earnest Money due to Seller shall not be payable until such time that all rental payments due under the lease agreement between Samuel G. Hodges, William Wesley Hodges and U. S. Restaurant Properties Operating L. P. with respect to the El Dorado location (the "El Dorado Lease") are current and Seller has executed any amendments to the El Dorado Lease required by Buyer. The Title Insurer shall deposit its $60,000.00 share of the Earnest Money in an interest bearing federally insured account, and the term Earnest Money shall include any interest accrued on the amount retained by the Title Insurer. The Title Insurer and the Seller shall deliver the Earnest Money only in accordance with the terms of this Agreement, however the Title Insurer shall have no liability for the disposition by the Seller of its $40,000.00 share of the Earnest Money.

    5.3. CLOSING. Except as extended pursuant to the provisions of this Agreement or as otherwise agreed to by the parties, the closing ("Closing") of the sale and purchase of the Purchased Assets shall take place at the offices of Compton, Prewett, Thomas and Hickey, P. A., 423 North Washington, El Dorado, Arkansas 71730 at the later of (i) 15 days after the expiration of the Inspection Period, or (ii) five (5) days following the satisfaction of the conditions set forth in Section 7.4 hereof, provided that this Agreement shall terminate in all events not later than ninety (90) days after execution of this Agreement if the purchase and sale of the Purchased Assets is not consummated on or before such date.

    5.4 At the Closing, the Buyer shall be credited with the Earnest Money and any interest thereon. If Buyer fails to consummate the purchase of the Purchased Assets pursuant to this Agreement other than termination hereof pursuant to the right granted to Buyer in articles 5.1, VI, VII and XIV, then Seller as its sole and exclusive remedy shall have the right to terminate this Agreement by delivering written notice to Buyer in which event Seller shall retain Seller's share of the Earnest Money, and the Title Insurer shall deliver to Seller, as liquidated damages, the Title Insurer's share of the Earnest Money whereupon neither Seller or Buyer shall have any further rights or obligations hereunder. Seller and Buyer hereby acknowledge and agree that they have provided the provision for payment of liquidated damages because in the event of a breach by Buyer, the actual damages incurred

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by Seller can reasonably expect to approximate the amount of liquidated damages called for, and because the actual amount of such damages would be difficult, if not impossible to accurately measure. If Seller fails to consummate the sale of the Purchased Assets pursuant to this Agreement for any reason other than (i) termination hereof by Buyer pursuant to Articles 5.1, VI, VII and XIV or (ii) Buyer's failure to perform its obligations hereunder, Buyer shall have the right as its sole and exclusive remedy to either (a) terminate this Agreement by notifying Seller thereof in which event Seller and Title Insurer shall deliver the Earnest Money to Buyer whereupon neither party shall have any further rights or obligations hereunder or (b) enforce specific performance of the obligations of Seller hereunder and/or seek damages for breach of this Agreement by Seller.

    5.5 If Buyer terminates this Agreement pursuant to Articles 5.1, VI, VII or XIV, Seller and Title Insurer shall deliver the Earnest Money to Buyer whereupon neither party shall have any further rights or obligations hereunder.

    5.6 If Seller fails or refuses to return all or any portion of the Earnest Money Buyer has deposited with Seller within five (5) days after Seller has received notification provided in Articles 5.4 or 5.5, Seller shall be in default under this Agreement and under the El Dorado Lease, and Buyer shall be entitled to exercise all remedies available at law to recover the Earnest Money or as provided in the El Dorado Lease upon default. Samuel G. Hodges and William Wesley Hodges agree that this Agreement amends the El Dorado Lease and shall execute such further documents to evidence such amendment as Buyer may request.

                                  ARTICLE VI

                           ACTIONS PRIOR TO CLOSING

    6.1 APPROVAL OF TITLE. Seller shall deliver to Buyer a standard coverage Preliminary Title Report within ten (10) days hereof issued by the Title Insurer, which shows the state of the title of the Real Property at the Camden and Magnolia location (the "Preliminary Title Report").

    6.2 ELIMINATION OF UNAPPROVED EXCEPTIONS TO TITLE REPORT. If Buyer specifically disapproves of one or more exceptions indicated in the Preliminary Title Report, Seller may cure Buyer's disapproval by agreeing, in a written notice delivered to Title Insurer within twenty (20) days after receipt of Buyer's notice of disapproval, either to eliminate or cause the Title Insurer to agree to insure over such exception(s) prior to the Closing. If Seller fails to so remove or insure over each exception to which Buyer has objected prior to the Closing, Buyer may elect to terminate this Agreement in accordance with the provisions of Section 5.5 hereof.

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                                 ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF THE BUYER

    The obligations of Buyer under this Agreement are, at the option of Buyer, subject to the satisfaction of the following conditions:

    7.1 COMPLIANCE. Seller fully complies with all of its obligations set forth in this Agreement.

    7.2 REPRESENTATIONS. The representations and warranties of Seller and Stockholder contained in this Agreement shall be true, complete, and correct in all material respects as of the date of this Agreement and at and as of the Closing as though such representations and warranties were made at and as of the Closing.

    7.3 COVENANT NOT TO COMPETE. That simultaneously with payment of the Purchase Price by Buyer, Seller shall have delivered to Buyer the Covenant Not To Compete between Buyer and Stockholders of Seller in the form attached to this Agreement as Exhibit 5, executed by stockholders of the Seller, and all other documents and instruments requisite to vest in Buyer title to all of the Purchased Assets.

    7.4. FRANCHISE AGREEMENT AND MAGNOLIA LEASE. Buyer shall use its best efforts to obtain the following agreements on or before the Closing Date:

         a. An assignment of the Magnolia Lease to Buyer in form and content satisfactory to Buyer; and

         b. A Franchise Agreement from Burger King Corporation with respect to the El Dorado, Camden and Magnolia locations in form and content satisfactory to Buyer. If Buyer cannot obtain either of such Agreements prior to the Closing Date, Buyer shall have the right to terminate this Agreement in accordance with
Article 5.5, by delivering written notice to Seller prior to the Closing Date.

                                 ARTICLE VIII

                     CONDITIONS TO OBLIGATIONS OF SELLER

    The obligations of Seller under this Agreement are, at the option of Seller, subject to the satisfaction of the following conditions:

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    8.1  COMPLIANCE.  Buyer fully complies with all of its obligations set forth in this Agreement, including but not limited to payment of the Purchase Price due at Closing.

    8.2 REPRESENTATIONS. The representations and warranties of Buyer contained in this Agreement shall be true, complete, and correct in all material respects as of the date of this Agreement and at and as of the Closing as though such representations and warranties were made at and as of the Closing.

                                      ARTICLE IX

                               TRANSACTIONS AT CLOSING

    9.1 DELIVERY BY SELLER. At the Closing, Food Facts and its Stockholders will deliver to Buyer the following:

         a. A Bill of Sale executed by Food Facts and Samuel G. Hodges, substantially in the form attached to this Agreement as Exhibit 1;

         b. A Warranty Deed for the Camden location in the form of Exhibit 2.

         c. A Warranty Deed for the Magnolia location in the form of Exhibit 2.

         d. The Affidavit regarding bulk transfers referred to in Article XII below.

         e. Such other documents or instruments as Buyer or its counsel may reasonably require to effect the Closing and the transactions contemplated by this Agreement.

    9.2  DELIVERY BY BUYER.  At Closing, Buyer shall deliver to Seller:

         a. The Purchase Price in the manner required under this Agreement;

         b. A resale certificate executed by Buyer, in form satisfactory to Seller, exempting the Inventory purchased by Buyer from Seller from local sales tax;

         c. A release of Seller's obligation under the lease for the Magnolia location in the form of Exhibit 3.

         d. A release of Seller's obligation under the lease for the El Dorado location in the form of Exhibit 4.

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         e. Such other documents or instruments as Seller or its counsel may reasonably require to effect Closing and the transactions contemplated by this Agreement.

                                   ARTICLE X

                              CLOSING ADJUSTMENTS

    10.1 PRORATIONS OF OPERATING EXPENSES. All operating expenses for or pertaining to the Purchased Assets, including but not limited to public utility charges, charges pursuant to any service contracts, insurance, and all other operating charges with respect to the Purchased Assets shall be prorated between Buyer and Seller at the closing on the basis of a thirty (30) day month and as if all charges covered thereby were uniformly incurred over the period for which they are payable.

    Seller shall pay for all deliveries and services rendered through the Closing Date. Any supply or inventory items on order in the ordinary course of business, but undelivered as of the Closing Date, shall be accepted by Buyer, and the charges for the same shall be paid by Buyer directly to the supplier. All cash in the cash registers of the Business on the Closing Date shall belong to Buyer.

    10.2 REAL ESTATE CLOSING COSTS. Seller and Buyer shall each pay one-half (1/2) of all fees, charges or expenses of any closing agent and any revenue stamp transfer fees. Seller shall pay all pest control inspection and report fees and any fees, charges or expenses with respect to the policy of title insurance described in Article VI of this Agreement. Buyer shall pay all survey fees relating to the Real Property acquired by Buyer hereunder and all recordation taxes, fees or charges payable as the result of the transactions contemplated by this Agreement with respect to the sale of the Real Property, but specifically excluding any sales and use taxes payable by Seller on account of sales made by Seller prior to the Closing. The charges, costs and expenses described in this Article 10.2 are collectively referred to as the "Real Property Closing Costs."

    10.3 PRORATIONS OF REAL ESTATE EXPENSES. The following items shall be prorated as of the Closing on the basis or a thirty (30) day month and as if all charges covered thereby were uniformly incurred over the period for which they are payable:

         (a) County, city and special district, if any, taxes and assessments affecting the Real Property based on the most recent information available in the office of the taxing entity.

         (b) All other unpaid but accrued operating expenses for or pertaining to the Real Property, including but not limited to public utility charges, and all other operating charges with respect to the Real Property shall be prorated between Buyer and Seller at the Closing.

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    10.4 ERRORS.  If an error is made in any Closing adjustment or if certain adjustments are estimated to facilitate Closing, the parties agree to promptly readjust such items when the correct information becomes available.

                                   ARTICLE XI

                         REPRESENTATION AND WARRANTIES

    Food Facts and its Stockholders, jointly and severally, represent and warrant to Buyer as follows:

    11.1 ORGANIZATION. Food Facts: (1) is a corporation duly organized, validly existing and in good standing under the laws of Louisiana; (2) is qualified to do business and is in good standing in every other state in which it transacts business; and (3) has full corporate power and authority to own and lease its properties used in connection with its business, as such properties are now owned or leased, and to conduct its business as and where such business is now conducted and in the manner such business is now conducted.

    11.2 AUTHORIZATIONS. Food Facts and its Stockholders have full corporate power and authority to enter into and carry out the transactions contemplated by this Agreement. This Agreement is a valid and binding agreement of Food Facts and its Stockholders, enforceable in accordance with its terms, and has been duly authorized and approved by all necessary corporate and shareholder approval.

    11.3 STOCKHOLDER. Samuel G. Hodges, William Wesley Hodges and Claudia Hodges are the sole stockholders of Food Facts and no other person or firm has any option, right, or interest in any issued or unissued stock of Seller.

    11.4 CONDITION OF PURCHASED ASSETS. Seller will keep and maintain the Purchased Assets in their "as is" physical condition on the date of this Agreement (subject to reasonable wear and tear) and will deliver the Purchased Assets to Buyer in such condition, subject, however, to Article XIV.

    11.5 TITLE; INDEBTEDNESS.  Except for secured indebtedness to First
National Bank of Magnolia, Magnolia, Arkansas in the original principal amount of $335,807.79, with an approximate unpaid principal balance of $____________ and the secured indebtedness to First Financial Bank, El Dorado, Arkansas in the original principal amount of $500,007.60, with an approximate unpaid principal balance of $___________ , Seller owns all or the Purchased Assets free and clear of all liens, restrictions, charges, and encumbrances. These debts will be paid on the Closing Date.

    11.6 TITLE. Seller has good and marketable title to all of the real estate in Camden and to the ground lease in Magnolia that those two restaurants are being operated from; and that they have a good

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and marketable lease to the land and building in El Dorado from which that restaurant is being operated, subject to the indebtedness referred to in the preceding Article 11.5.

    11.7 LITIGATION. Seller has no knowledge of any litigation, or possible litigation, or of claims of any kind, or of any facts or circumstances which might in any way adversely affect the Seller or their operations, including regulations of Environmental Protection Agency and the disposal of grease, hazardous waste, petroleum, any underground storage tanks or any other hazardous material, or regulations of the Americans Disability Act providing for access to the premises, dining areas and bathroom areas.

    11.8 GOVERNMENTAL AND OTHER COMPLIANCE. Seller shall at all times comply with any and all applicable laws, rules, or regulations that may in any way govern or affect the performance or its obligations under this Agreement, or with which compliance may be required to properly effect the transactions contemplated in this Agreement.

    11.9 COMPLIANCE WITH CONTRACTS. Seller has no contracts of any kind, such as for waste disposal, termite protection, cleaning services, paper supplies, food supplies which will survive the Closing Date.

    11.10 EMPLOYMENT OBLIGATIONS. Seller is not a party to any employment contract or agreement, labor union agreement or agreement for the future purchases of materials, supplies or equipment.

    11.11 REAL PROPERTY IMPROVEMENTS. The location, construction, occupancy, operation and use of the real property improvements at the Camden and Magnolia locations (the "Real Property") do not violate any applicable law, statue, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions) or any restrictive covenant or deed restriction or zoning ordinance or classification affecting such Real Property improvements including, without limitation, all building codes, flood disaster laws and health and environmental laws (hereinafter the "Applicable Laws").

    11.12 CHANGES IN APPLICABLE LAWS. Seller has no information or knowledge of any change contemplated in any of the Applicable Laws or any judicial or administrative action or any action by adjacent land owners or any fact or conditions relating to the Real Property which would adversely affect, prevent or limit the use of such Real Property in the Business.

    11.13 FLOOD PLAIN. No portion of the Real Property lies within any 100-year flood plain.

    11.14 FINANCIAL INFORMATION. Attached hereto as Exhibit 7 is the profit and loss statement of the Business for the 12-month period ending December 31, 1994, separately identifying the sales volumes and operating expenses of the El Dorado, Camden and Magnolia locations (the "Year-End

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Financials").  Additionally Seller shall provide Buyer with similar financial information for the three month period ending March 31, 1995 on or before April 10, 1995 (the "Quarterly Financials"). The Year End Financials and the Quarterly Financials are and will be true, correct, accurate and complete and will not omit to state any fact or condition, the omission of which makes any of such statements misleading.

    11.15 REPRESENTATIONS TRUE AS OF CLOSING. The foregoing representations and warranties shall be deemed to be restated by Seller at the time of the Closing of this sale. The representations and warranties are material, and are made to induce Buyer to make the purchase provided for herein, and Buyer has relied on the truth and accuracy of said representations in signing this contract.

                                  ARTICLE XII

                     BUYER'S REPRESENTATIONS AND WARRANTIES

    The Buyer represents and warrants to Seller as follows:

    12.1 ORGANIZATION. Buyer is a limited partnership, validly existing, and in good standing under the laws of Delaware.

    12.2 AUTHORIZATIONS. Buyer has full power and authority to enter into and carry out the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding legal obligation of Buyer enforceable in accordance with its terms.

    12.3 NO VIOLATION. The execution, delivery, and performance of this Agreement by Buyer does not and will not conflict with or result in any breach or default of any of the terms or provisions of any material agreement to which Buyer is a party or by which any of Buyer's assets or property is bound, or violate any statutes or law or any judgements, decree, order, regulation, or rule of any court or governmental authority.

    12.4 SUFFICIENT FUNDS. Buyer has available funds sufficient to consummate the purchase contemplated by this Agreement. Buyer agrees to provide Seller, at Seller's request, with evidence reasonably satisfactory to Seller of such financial capability.

    12.5 COMPLETENESS OF STATEMENTS. No representation by Buyer in this Agreement or in any statement (including the Year-End and Quarterly Financials), exhibit, schedule, certificate document, or instrument provided to Seller pursuant to or in connection with this Agreement and the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any such statements misleading.

ASSET PURCHASE AGREEMENT - PAGE 12
FOOD FACTS, INC. - U. S. RESTAURANT PROPERTIES OPERATING L.P.

    12.6 REPRESENTATIONS TRUE AS OF CLOSING. All of the representations and warranties contained in this article shall be true and accurate on and as of the Closing Date with the same force and effect as though the same had been made on and as of such date.

                                  ARTICLE XIII

                            BULK TRANSFER COMPLIANCE

    At the closing, Seller will deliver to Buyer an affidavit stating that all debts of Seller have been paid in full, and that Seller has no creditors on the closing date, except for the debt owed by Sellers to First National Bank of Magnolia, Magnolia, Arkansas and to First Financial Bank, El Dorado, Arkansas, both of whom shall be paid in full from the sale proceeds. By reason of the said affidavit, Seller and Buyer agree that notice to creditors under the bulk sales law of Arkansas will not be required and need not be given. The debts owed by Seller are to be paid by Seller solely, and Seller does hereby indemnify and will hold Buyer harmless from any and all loss damage, or liability which buyer may incur or become subject to, by reason of noncompliance with the bulk sales law.

                                  ARTICLE XIV

                      RISK OF LOSS; CONDEMNATION PROCEEDS

    14.2 PERSONAL PROPERTY. In the event that any item(s) of Personal Property are damaged or destroyed by fire or some other casualty or event prior to Closing, Seller shall not be obligated to repair or replace such item(s) of Personal Property. However, in such case, the Purchase Price shall be adjusted downward by an amount equal to the lesser of:

         a. The costs to repair such item(s) and return them to their "as is" condition on the date of this Agreement; or

         b. The fair market value (and not the replacement value) of such item(s) as of the date of this Agreement.

    14.3 REAL ESTATE. If, prior to the time of Closing, all or a substantial portion of the Peal Property at any of the three locations is (1) condemned or a taking threatened or (2) destroyed or damaged, this Agreement, at the option of Buyer, shall be null and void and of no further effect, and each party shall be relieved of further liability to the other. For the purposes of this Agreement, "damage" shall mean damage that could not, by reasonable efforts, be repaired within forty-five (45) days or the occurrence thereof. If Buyer elects not to exercise its right to rescind, then there shall be no diminution of the Purchase Price, but Buyer shall be entitled to receive all condemnation proceeds and all insurance proceeds covering such loss or damage, including both insurance carried by Seller and

ASSET PURCHASE AGREEMENT - PAGE 13
FOOD FACTS, INC. - U. S. RESTAURANT PROPERTIES OPERATING L.P.

insurance, if any, carried by Buyer.  This right may be exercised within thirty
(30) days after the occurrence of the loss or damage, and, if such loss or damage occurs less than thirty (30) days prior to the scheduled date of closing, such date of closing shall be extended for such additional period or time as may be necessary to afford Buyer a full thirty (30) days to make its election.

                                ARTICLE XV

                 CONDUCT OF THE BUSINESS PENDING CLOSING

    Seller agrees that from and after the date of this Agreement and until Closing, except as otherwise expressly consented to by Buyer in writing, (1) Seller will carry on its business substantially in the sane manner as now conducted and maintain inventory levels of the Inventory consistent with past practice and (2) Seller will not enter into any agreement or make any commitment other than in the ordinary course of business and consistent with its past practice.

                               ARTICLE XVI

                             INDEMNIFICATION

    Buyer shall indemnify Seller from and against any loss, damage, claim of damage, liability, or expense (including reasonable attorney fees) of any kind, and from any cause whatsoever (hereafter collectively referred to as "Claims"), arising out of or by reason of Buyer's ownership, use, occupation, or enjoyment of the Purchased Assets from and after the date of closing (except where such Claim is a result of a breach by Seller of any representation or warranty contained herein), and Seller shall indemnify Buyer from and against all Claims arising out of or by reason of Seller's ownership, use, occupation, or enjoyment of the Purchased Assets Prior to the date of Closing (except where such Claim has been assumed by Buyer under this Agreement).

                             ARTICLE XVII

                            PRESS RELEASES

    Buyer and Seller agree that all press releases or other public communications relating to this Agreement or matters contemplated by this Agreement will require the prior approval of both parties prior to Closing.








ASSET PURCHASE AGREEMENT - PAGE 14
FOOD FACTS, INC. - U. S. RESTAURANT PROPERTIES OPERATING L.P.

                             ARTICLE XVIII

                               BROKERAGE

    Each party warrants and represents that it has not retained anyone to solicit or secure this Agreement upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee. Each party agrees to indemnify and hold harmless the other party from any damage or injury resulting from the breach of a party's warranty or representations under this Article.

                              ARTICLE XIX

                            ENTIRE AGREEMENT

    This Agreement and the attached Exhibits and Schedules (which are fully incorporated in this Agreement) contain the entire understanding and agreement of the parties and may only be altered or amended by a document in writing signed by the parties.

                               ARTICLE XX

                             BINDING EFFECT

    This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, personal representatives, successors, and permitted assigns, and to the benefit of no other party. Buyer may assign this Agreement without the approval of Seller by delivery of written notice to Seller.

                              ARTICLE XXI

                     CONFIDENTIALITY OF INFORMATION

    Pending Closing, and at all times after the cancellation of this Agreement by its terms, Buyer shall keep confidential and shall not use or disclose any information documents or other writings of Seller that it obtained in connection with its negotiations with Seller or under the terms of this Agreement, except where such matters are otherwise in public domain or except where required by law. Buyer shall also immediately return to Seller all documents and other writings (originals and photocopies), and any notes, memos, and other writings of Buyer that mention or summarize any confidential information of Seller. This Agreement shall survive the cancellation of the Agreement, and Seller shall have the right to pursue all remedies available to it, both at law and in equity (including reasonable attorney fees) in enforcing this provision. Buyer shall not be relieved of liability under this provision by the terms of any other provision.



ASSET PURCHASE AGREEMENT - PAGE 15
FOOD FACTS, INC. - U. S. RESTAURANT PROPERTIES OPERATING L.P.

                              ARTICLE XXII

                                NOTICES

    All notices required or permitted to be given to Seller under this Agreement shall be addressed to:

         Food Facts, Inc.
         c/o Samuel G. Hodges
         11230 Stanley Aubin Lane
         Baton Rouge, Louisiana 70816

         with a copy to:

         Joseph Hickey
         Compton, Prewett, Thomas & Hickey, P. A.
         P. O. Drawer 1917
         El Dorado, Arkansas 71731

    All notices required or permitted to be given to Buyer under this Agreement shall be addressed to:

         U. S. Restaurant Properties Operating L. P.
         c/o QSV Properties, Inc.
         5310 Harvest Hill Road, Suite 270
         Dallas, Texas 75230
         Attn:  Fred Margolin

         with a copy to:

         Richard S. Wilensky
         Middleberg Riddle & Gianna
         2323 Bryan Street, Suite 1600
         Dallas, Texas 75201

All notices to Buyer, to Seller, or to Stockholder shall be effectively given and made upon hand delivery or when mailed by U. S. registered mail, return receipt requested, postage prepaid, if addressed to the party as provided in this Article or to any other address for such party that is provided to all other parties in accordance with this Article.

ASSET PURCHASE AGREEMENT - PAGE 16
FOOD FACTS, INC. - U. S. RESTAURANT PROPERTIES OPERATING L.P.

                                 ARTICLE XXIII

                                    WAIVER

    No party shall be deemed to have waived the exercise of any right that it holds under this Agreement unless such waiver is made in writing. No waiver made with respect to any instance involving the exercise of any such right shall be deemed to be a waiver with respect to any other instance involving the exercise thereof or with respect to any other such right.

                                 ARTICLE XXIV

                                 SEVERABILITY

    If any one or more of the provisions of this Agreement shall be held in valid, illegal, or unenforceable in any respect, such provision shall not affect any other provision of this Agreement, and each provision of this Agreement shall be enforced to the full extent permitted by law.

                                 ARTICLE XXV

                           SURVIVAL OF OBLIGATIONS

    The terms and provisions of this Agreement and the obligations, warranties, representations, and covenants of the parties contained in this Agreement shall survive Closing and continue in full force and effect and shall not be merged or extinguished by the act of Closing or the execution and/or delivery of the Deed, Bill of Sale, or any other documents or instruments of transfer or assignment.

                                 ARTICLE XXVI

                              FURTHER ASSURANCES

    The parties agree to execute such further assurances, documents, or instruments and take such further actions as may be necessary to confirm their understanding with respect to the terms and provisions set forth in this Agreement so as to be in a position to implement the same.

                                ARTICLE XXVII

                                 COUNTERPARTS

    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

ASSET PURCHASE AGREEMENT - PAGE 17
FOOD FACTS, INC. - U. S. RESTAURANT PROPERTIES OPERATING L.P.

                                ARTICLE XXVIII

                             LIABILITY OF SELLERS

    All representations, warranties, liabilities and obligations of the Seller hereunder shall be deemed the joint and several obligation of each of the parties identified as the Seller under the first paragraph provisions of this Agreement.

                                 ARTICLE XXIX

                                CHOICE OF LAW

    This Agreement shall be construed and governed in accordance with the laws of the State of Arkansas.

    IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written. Title Insurer has also executed this Agreement to evidence Title Insurer's agreement to serve as such in accordance with this Agreement and for no other purpose.


SELLER:                              BUYER:

FOOD FACTS, INC.                     U. S. RESTAURANT PROPERTIES OPERATING L. P.

                                     By:  QSV PROPERTIES, INC.
By:  /s/  [NAME ILLEGIBLE]
   ----------------------------
                    , President
                                     By:         /s/  [NAME ILLEGIBLE]
                                        ---------------------------------------
                                                                   Its Chairman


ATTEST:                              ATTEST:

  /s/  [NAME ILLEGIBLE]                           /s/  [NAME ILLEGIBLE]
-------------------------------      ------------------------------------------
                    , Secretary                                     , Secretary





ASSET PURCHASE AGREEMENT - PAGE 18
FOOD FACTS, INC. - U. S. RESTAURANT PROPERTIES OPERATING L.P.

STOCKHOLDERS OF FOOD FACTS, INC.

/s/ Samuel G. Hodges
--------------------------------
SAMUEL G. HODGES

/s/ Claudia Hodges
--------------------------------
CLAUDIA HODGES

/s/ William Wesley Hodges
--------------------------------
WILLIAM WESLEY HODGES
















ASSET PURCHASE AGREEMENT - PAGE 19
FOOD FACTS, INC. - U. S. RESTAURANT PROPERTIES OPERATING L.P.

                              SCHEDULE OF EXHIBITS


    Exhibit 1      Bill of Sale

    Exhibit 2 Release of Seller's obligation under the lease for the Magnolia location

    Exhibit 3     Purchased Assets

    Exhibit 4 Release of Seller's obligation under the lease for the El Dorado Location

    Exhibit 5     Covenant Not To Compete

    Exhibit 6     Magnolia Improvements

    Exhibit 7     The Year-End Financials

    Exhibit 8     Camden Land

                                    SCHEDULES

    Schedule 1.2   Furniture, Fixtures and Equipment

    Schedule 1.3   Decor

    Schedule 1.4   Sign

    Schedule 1.5   Cash Registers

    Schedule 1.6   Playground Equipment

    Schedule 3     Purchased Assets

    Schedule 4.2   Purchase Price Allocation

                          Schedules and Exhibits Omitted